Exhibit 99.1

            Fair Isaac Announces Second Quarter Fiscal 2006 Results

    MINNEAPOLIS--(BUSINESS WIRE)--April 26, 2006--

                   Record Revenue of $208.2 Million;
           EPS of $0.40 after $0.12 from SFAS 123(R) Expense
             and Costs Related to an Abandoned Acquisition

    Fair Isaac Corporation (NYSE:FIC), the leading provider of analytics and decision technology, today announced financial results for its second quarter ended March 31, 2006.
    The company adopted Statement of Financial Accounting Standards No. 123(R), Share-Based Payment (SFAS 123 (R)) for fiscal 2006. As a result, effective October 1, 2005, the company began recording compensation expense for stock options and purchases under its Employee Stock Purchase Plan in the consolidated statement of income. Results for prior periods have not been restated.
    "We are pleased with the year-over-year growth in earnings, excluding special items," said Thomas Grudnowski, Fair Isaac's chief executive officer. "We had continued strong revenue performance from our Enterprise Decision Management (EDM) services, and consumer, scoring, and fraud products."

    Second Quarter Fiscal 2006 Results

    The company reported second quarter revenues of $208.2 million in fiscal 2006 versus $196.0 million reported in the prior year period. Net income for the second quarter of fiscal 2006 totaled $27.0 million, or $0.40 per diluted share versus $34.3 million, or $0.45 per diluted share reported in the prior year period.
    Second quarter fiscal 2006 results included share-based compensation expense of approximately $6.5 million after-tax, or $0.10 per diluted share, due to the adoption of SFAS 123(R), and costs associated with an abandoned acquisition of approximately $1.4 million after-tax, or $0.02 per diluted share.
    Second quarter fiscal 2005 results included a decrease in diluted earnings per share of $0.05 related to the adoption of EITF Issue No. 04-8, and an increase to net income due to a reduction to income tax expense of $6.0 million, or $0.08 per diluted share, related to revisions made to estimates of prior years' tax liabilities.

    Fiscal 2006 Year-to-date Results

    The company reported year-to-date revenues of $410.9 million versus $391.6 million in the prior year period. Net income for year-to-date fiscal 2006 totaled $55.4 million, or $0.83 per diluted share versus $62.2 million, or $0.82 per diluted share reported in the prior year period.
    Year-to-date fiscal 2006 results included share-based compensation expense of approximately $12.6 million after-tax, or $0.19 per diluted share, due to the adoption of SFAS 123(R).
    Year-to-date fiscal 2005 results included a decrease in diluted earnings per share of $0.08 related to the adoption of EITF Issue No. 04-8, and the reduction to income tax expense of $0.08 per diluted share for the reason described above.

    Second Quarter Fiscal 2006 Revenues Highlights

    Revenues for second quarter fiscal 2006 across each of the company's four operating segments were as follows:

    -- Strategy Machine Solutions revenues increased to $118.9 million in the second quarter from $111.3 million in the prior year quarter, or by 6.8%, primarily due to an increase in revenues derived from consumer scoring products and fraud solutions, partially offset by decreases associated with marketing services and insurance solutions.

    -- Scoring Solutions revenues increased to $41.8 million in the second quarter from $39.3 million in the prior year quarter, or an increase of 6.2%, primarily due to an increase in revenues derived from risk scoring services at the credit reporting agencies, and PreScore(R) Service.

    -- Professional Services revenues increased to $38.7 million in the second quarter from $33.6 million in the prior year quarter, or by 15.2%, primarily due to revenues from industry strategic consulting services and implementation services for EDM products.

    -- Analytic Software Tools revenues were $8.8 million in the second quarter compared to $11.8 million in the prior year quarter, or a decrease of 25.3%, due to a decline in revenues generated from sales of the Blaze Advisor(TM) product.

    Fiscal 2006 Year-to-date Revenues Highlights

    Year-to-date revenues for fiscal 2006 across each of the company's four operating segments were as follows:

    -- Strategy Machine Solutions revenues increased to $230.8 million from $229.1 million in the prior year period, or by 0.8%, primarily due to solid growth in consumer scoring products, fraud products, and collection & recovery products, offset by declines in marketing services and insurance solutions.

    -- Scoring Solutions revenues increased to $87.9 million from $78.8 million in the prior year period, or by 11.6%, primarily due to an increase in revenues derived from risk scoring services at the credit reporting agencies, and PreScore(R) Service.

    -- Professional Services revenues increased to $71.5 million from $63.0 million in the prior year period, or by 13.4%, primarily due to revenues from industry strategic consulting services and implementation services for EDM products.

    -- Analytic Software Tools revenues were $20.7 million compared to $20.7 million in the prior year period, or virtually unchanged.

    Bookings Highlights

    The company achieved bookings of $106.0 million for second quarter fiscal 2006 versus $136.6 million in the same period last year. However, the bookings yield (current quarter revenue divided by new bookings) increased to 20.0% for second quarter fiscal 2006 from 13.7% in the same period last year. The company defines a "new booking" as estimated future contractual revenues, including agreements with perpetual, multi-year and annual terms. Management regards the volume of new bookings achieved, among other factors, as an important indicator of future revenues, but they are not comparable to, nor should they be substituted for, an analysis of the company's revenues.

    Balance Sheet and Cash Flow Highlights

    Cash and cash equivalents, and marketable security investments were $425.7 million at March 31, 2006, as compared to $288.1 million at September 30, 2005. Significant changes in cash and cash equivalents from September 30, 2005 include cash provided by operations of $109.7 million for fiscal 2006 and $45.6 million received from the exercise of stock options and stock issued under an employee stock purchase plan. Cash used during fiscal 2006 includes $8.1 million related to purchases of property and equipment and $12.8 million to repurchase company stock under the currently authorized share repurchase plan. The remaining balance of the existing share repurchase authorization is $158.7 million.

    Outlook

    Third quarter fiscal 2006

    The company expects revenues for third quarter fiscal 2006 of approximately $210.0 million, of which Product (Scoring, Strategy Machines and Analytic Software Tools) revenues will account for approximately $170.0 million and Services revenues will account for approximately $40.0 million. The company also expects earnings per diluted share for the quarter to be approximately $0.44, which includes an expected after-tax compensation expense of approximately $6.6 million, or $0.10 per diluted share, related to SFAS 123(R).

    Fiscal 2006

    The company expects revenues for fiscal year 2006 of approximately $836.0 million to $846.0 million. The company also expects earnings per diluted share for fiscal 2006 to be approximately $1.75, which includes an expected after-tax compensation expense of approximately $26.0 million, or $0.38 per diluted share, related to SFAS 123(R) and costs associated with an abandoned acquisition of approximately $1.4 million after-tax, or $0.02 per diluted share.
    "As we anticipated, we continue to see strong global performance and continued market leadership in our core product areas including FICO(R) scores, our Falcon(TM) Fraud detection franchise and TRIAD(TM) account management systems," said Grudnowski. "This ongoing demand for our industry-standard solutions in a competitive environment is a testament to the marketplace's continued recognition and appreciation."

    Company to Host Conference Call

    The company will host a conference call today at 5:00 p.m. Eastern Time (4:00 p.m. Central Time/2:00 p.m. Pacific Time) to discuss its second quarter fiscal 2006 results, and outlook for the remainder of fiscal 2006. The call can be accessed live on the Investor Relations section of the company's Web site at www.fairisaac.com, and a replay will be available approximately two hours after the completion of the call through May 24, 2006.

    About Fair Isaac Corporation

    Fair Isaac Corporation (NYSE:FIC) makes decisions smarter. The company's solutions and technologies for Enterprise Decision Management give businesses the power to automate more processes, and apply more intelligence to every customer interaction. Through increasing the precision, consistency and agility of their decisions, Fair Isaac clients worldwide increase sales, build customer value, cut fraud losses, manage credit risk, reduce operational costs, meet changing compliance demands and enter new markets more profitably. Founded in 1956, Fair Isaac powers hundreds of billions of decisions each year in financial services, insurance, telecommunications, retail, consumer branded goods, healthcare and the public sector. Fair Isaac also helps millions of individuals manage their credit health through the www.myfico.com website. Visit Fair Isaac online at www.fairisaac.com.

    Statement Concerning Forward-Looking Information

    Except for historical information contained herein, the statements contained in this news release that relate to Fair Isaac or its business are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the company's ability to recruit and retain key technical and managerial personnel, the maintenance of its existing relationships and ability to create new relationships with customers and key alliance partners, its ability to continue to develop new and enhanced products and services, competition, regulatory changes applicable to the use of consumer credit and other data, the possibility that the anticipated benefits of acquisitions, including expected synergies, will not be realized and other risks described from time to time in Fair Isaac's SEC reports, including its Annual Report on Form 10-K for the year ended September 30, 2005 and quarterly report on Form 10-Q for the period ended December 31, 2005. If any of these risks or uncertainties materialize, Fair Isaac's results could differ materially from its expectations. Fair Isaac disclaims any intent or obligation to update these forward-looking statements.
    Fair Isaac, FICO, Falcon, Blaze Advisor, TRIAD and PreScore are trademarks or registered trademarks of Fair Isaac Corporation in the United States and/or in other countries. Other product and company names herein may be trademarks of their respective owners.



                        FAIR ISAAC CORPORATION
             CONDENSED CONSOLIDATED STATEMENTS OF INCOME
    For the Quarters and Six Months Ended March 31, 2006 and 2005
                (In thousands, except per share data)
                             (Unaudited)


                          Quarter Ended          Six Months Ended
                            March 31,               March 31,
                      ----------------------   --------------------
                         2006       2005          2006       2005
                      ----------- ----------   ---------- ---------

Revenues                $208,157   $196,021     $410,947  $391,567
                      ----------- ----------   ---------- ---------

Operating expenses:
    Cost of revenues      73,144     69,648      140,189   139,418
    Research and
     development          21,694     18,123       44,424    39,121
    Selling, general
     and
     administrative       64,157     55,085      127,540   108,653
    Amortization of
     intangible
     assets                6,260      6,536       12,523    13,320
    Restructuring and
     acquisition
     related               2,184          -        1,510         -
                      ----------- ----------   ---------- ---------
         Total
          operating
          expenses       167,439    149,392      326,186   300,512
                      ----------- ----------   ---------- ---------
Operating income          40,718     46,629       84,761    91,055
Other income
 (expense), net            1,495       (490)       2,340      (160)
                      ----------- ----------   ---------- ---------
Income before income
 taxes                    42,213     46,139       87,101    90,895
Provision for income
 taxes                    15,240     11,812       31,671    28,707
                      ----------- ----------   ---------- ---------
Net income               $26,973    $34,327      $55,430   $62,188
                      =========== ==========   ========== =========


Earnings per share:
   Basic                   $0.41      $0.51        $0.86     $0.92
                      =========== ==========   ========== =========
   Diluted                 $0.40      $0.45 (a)    $0.83     $0.82 (a)
                      =========== ==========   ========== =========


Shares used in
 computing earnings
 per share:
    Basic                 65,052     66,979       64,626    67,769
                      =========== ==========   ========== =========
    Diluted               66,834     78,385 (a)   66,521    79,231 (a)
                      =========== ==========   ========== =========

Share-based
 compensation expense
 included in the
 above operating
 expense captions are
 as follows (b):
    Cost of revenues      $2,717         $-       $5,543      $111
    Research and
     development           1,565         22        3,400        51
    Selling, general
     and
     administrative        5,844        176       10,697       469
                      ----------- ----------   ---------- ---------
Total share-based
 compensation expense    $10,126       $198      $19,640      $631
                      =========== ==========   ========== =========


(a) The computation of diluted earnings per share for the quarter and six months ended March 31, 2005, include 9.0 and 9.1 million shares of common stock, respectively, issuable upon conversion of our senior convertible notes, along with a corresponding adjustment to net income to add back related interest expense, net of tax, of approximately $1.2 and $2.5 million, respectively. On March 31, 2005, the company successfully completed an exchange offer for approximately 99.9% of the principal amount of its senior convertible notes for new senior convertible notes. The dilutive effect of the new senior convertible notes has been calculated using the treasury stock method since the effective date of the exchange.

(b) Effective October 1, 2005, the company adopted SFAS 123(R),
    "Share- Based Payment", which required the company to record compensation expense for all share-based awards. Results from prior periods have not been restated.



                        FAIR ISAAC CORPORATION
                CONDENSED CONSOLIDATED BALANCE SHEETS
                March 31, 2006 and September 30, 2005
                            (In thousands)
                             (Unaudited)


                                             March 31,   September 30,
                                               2006          2005
                                            ------------ -------------

ASSETS:
Current assets:
    Cash and cash equivalents                  $223,463       $82,880
    Marketable securities                       164,997       146,088
    Receivables, net                            160,621       156,375
    Prepaid expenses and other current
     assets                                      23,814        27,337
                                            ------------ -------------
       Total current assets                     572,895       412,680

Marketable securities and investments            37,195        59,087
Property and equipment, net                      44,725        48,436
Goodwill and intangible assets, net             788,689       803,306
Other noncurrent assets                          31,607        27,552
                                            ------------ -------------
                                             $1,475,111    $1,351,061
                                            ============ =============

LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
    Accounts payable and other accrued
     liabilities                                $62,826       $50,947
    Accrued compensation and employee
     benefits                                    31,795        31,373
    Deferred revenue                             57,038        55,837
                                            ------------ -------------
      Total current liabilities                 151,659       138,157

Senior convertible notes                        400,000       400,000
Other noncurrent liabilities                      5,406         7,810
                                            ------------ -------------
      Total liabilities                         557,065       545,967

Stockholders' equity                            918,046       805,094
                                            ------------ -------------
                                             $1,475,111    $1,351,061
                                            ============ =============



                        FAIR ISAAC CORPORATION
                         REVENUES BY SEGMENT
    For the Quarters and Six Months Ended March 31, 2006 and 2005
                            (In thousands)
                             (Unaudited)


                                  Quarter Ended     Six Months Ended
                                    March 31,           March 31,
                               ------------------- -------------------
                                 2006      2005      2006      2005
                               --------- --------- --------- ---------

Strategy machine solutions     $118,852  $111,252  $230,838  $229,064
Scoring solutions                41,768    39,347    87,924    78,771
Professional services            38,691    33,580    71,522    63,050
Analytic software tools           8,846    11,842    20,663    20,682
                               --------- --------- --------- ---------
  Total revenues               $208,157  $196,021  $410,947  $391,567
                               ========= ========= ========= =========



                        FAIR ISAAC CORPORATION
           CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
           For the Six Months Ended March 31, 2006 and 2005
                            (In thousands)
                             (Unaudited)


                                                    Six Months Ended
                                                        March 31,
                                                   -------------------
                                                      2006      2005
                                                   --------- ---------
Cash flows from operating activities:
Net income                                          $55,430   $62,188
Adjustments to reconcile net income to net cash
 provided by
  operating activities:
    Depreciation and amortization                    24,237    26,539
    Changes in operating assets and liabilities,
     net of acquisitions                              9,370    19,701
    Other, net                                       20,648    11,129
                                                   --------- ---------
      Net cash provided by operating activities     109,685   119,557
                                                   --------- ---------

Cash flows from investing activities:
Purchases of property and equipment                  (8,125)  (10,012)
Cash paid for acquisitions, net of cash acquired          -   (33,800)
Net activity from marketable securities               3,339    35,143
Other, net                                              500    24,156
                                                   --------- ---------
       Net cash provided by (used in) investing
        activities                                   (4,286)   15,487
                                                   --------- ---------

Cash flows from financing activities:
Proceeds from issuances of common stock              45,577    27,353
Repurchases of common stock                         (12,766) (127,048)
Other, net                                            2,708    (2,716)
                                                   --------- ---------
       Net cash provided by (used in) financing
        activities                                   35,519  (102,411)
                                                   --------- ---------

Effect of exchange rate changes on cash                (335)      656
                                                   --------- ---------

Increase in cash and cash equivalents               140,583    33,289
Cash and cash equivalents, beginning of period       82,880   134,070
                                                   --------- ---------
Cash and cash equivalents, end of period           $223,463  $167,359
                                                   ========= =========


Fair Isaac Corporation
Baseline Revenue Analysis
(In thousands)



----------------------------------------------------------------------
                 BKG'05     Q1A      Q2A      Q3A      Q4A     FY05
----------------------------------------------------------------------
Total Baseline
 Prior to '05            $176,161 $164,445 $158,912 $150,950 $650,468
----------------------------------------------------------------------
Q1-2005A        $115,363   19,385   12,916    9,120    7,622   49,043
Q2-2005A         136,560            18,660   12,402    8,312   39,374
Q3-2005A         143,318                     23,373   16,259   39,632
Q4-2005A         109,728                              20,154   20,154
----------------------------------------------------------------------
Total FY05       504,969   19,385   31,576   44,895   52,347  148,203
----------------------------------------------------------------------
Total Baseline
 Prior to '06    504,969  195,546  196,021  203,807  203,297  798,671
----------------------------------------------------------------------
Q1-2006E
Q2-2006E
Q3-2006E
Q4-2006E
----------------------------------------------------------------------
Total FY06
----------------------------------------------------------------------

----------------------------------------------------------------------
Grand Total     $504,969 $195,546 $196,021 $203,807 $203,297 $798,671
======================================================================

E = Estimate
A = Actual


----------------------------------------------------------------------
                 BKG'06     Q1A      Q2A      Q3E      Q4E     FY06E
----------------------------------------------------------------------
Total Baseline
 Prior to '05            $149,484 $143,730 $142,000 $139,000 $574,214
----------------------------------------------------------------------
Q1-2005A                    6,205    4,261    3,750    2,500   16,716
Q2-2005A                    6,194    5,975    5,000    4,500   21,669
Q3-2005A                    7,404    7,198    6,000    5,500   26,102
Q4-2005A                   11,482   10,521    7,500    5,500   35,003
----------------------------------------------------------------------
Total FY05                 31,285   27,955   22,250   18,000   99,490
----------------------------------------------------------------------
Total Baseline
 Prior to '06             180,769  171,685  164,250  157,000  673,704
----------------------------------------------------------------------
Q1-2006E        $127,778   22,021   15,296   10,000    7,000   54,317
Q2-2006E         106,024            21,176   11,000    7,000   39,176
Q3-2006E         155,000                     24,750
Q4-2006E
----------------------------------------------------------------------
Total FY06                 22,021   36,472   45,750
----------------------------------------------------------------------

----------------------------------------------------------------------
Grand Total     $560,000 $202,790 $208,157 $210,000
======================================================================

E = Estimate
A = Actual



    CONTACT: Fair Isaac Corporation, Minneapolis
             Investors & Analysts:
             John D. Emerick, Jr., 800-213-5542
             or
             JD Bergquist Wood, 800-213-5542
             investor@fairisaac.com